EXHIBIT 99.1

MillerCoors LLC and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Sales	$2,069.3	$2,025.8
Excise taxes	(253.2)	(251.2)
Net sales	1,816.1	1,774.6
Cost of goods sold	(1,033.0)	(1,076.2)
Gross profit	783.1	698.4
Marketing, general and administrative expenses	(409.7)	(389.1)
Special items	(36.9)	—
Operating income	336.5	309.3
Other income (expense):
Interest expense, net	(0.5)	(0.3)
Other income, net	1.6	1.3
Total other income	1.1	1.0
Income before income taxes	337.6	310.3
Income tax benefit (expense)	0.5	(1.1)
Net income	338.1	309.2
Net income attributable to noncontrolling interests	(2.8)	(4.6)
Net income attributable to MillerCoors LLC	$335.3	$304.6
Other comprehensive income (loss):
Unrealized loss on derivative instruments	$(3.4)	$(23.8)
Reclassification adjustment on derivative instruments	15.3	6.4
Pension and other postretirement benefit adjustments	—	12.4
Amortization of net prior service credits and net actuarial losses	9.5	12.0
Other comprehensive income	21.4	7.0
Comprehensive income	$356.7	$311.6
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, except shares)
(Unaudited)

	As of
	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$15.8	$15.6
Accounts receivable, net	325.6	212.5
Due from affiliates	20.0	27.4
Inventories, net	494.9	487.9
Derivative financial instruments	0.5	0.5
Prepaid assets	94.2	56.6
Total current assets	951.0	800.5
Property, plant and equipment, net	2,845.3	2,884.1
Goodwill	4,360.1	4,360.1
Other intangible assets, net	1,791.9	1,810.5
Derivative financial instruments	0.1	—
Other assets	46.9	44.8
Total assets	$9,995.3	$9,900.0
Liabilities and Shareholders' Investment
Current liabilities:
Accounts payable	$300.4	$343.5
Due to affiliates	9.1	7.6
Trade accrued expenses	268.4	356.5
Accrued payroll and related expenses	116.0	162.6
Current portion of pension and postretirement benefits	46.8	46.8
Other current liabilities	189.8	183.5
Derivative financial instruments	72.3	79.6
Total current liabilities	1,002.8	1,180.1
Pension and postretirement benefits	1,125.8	1,163.2
Derivative financial instruments	55.8	65.7
Other liabilities	165.1	178.1
Total liabilities	2,349.5	2,587.1
Interest attributable to shareholders:
Capital stock (840,000 Class A shares and 160,000 Class B shares)	—	—
Shareholders' capital	8,827.7	8,518.5
Retained earnings	—	—
Accumulated other comprehensive loss	(1,204.3)	(1,225.7)
Total interest attributable to shareholders	7,623.4	7,292.8
Noncontrolling interest	22.4	20.1
Total shareholders' investment	7,645.8	7,312.9
Total liabilities and shareholders' investment	$9,995.3	$9,900.0
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net income	$338.1	$309.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	117.1	76.7
Non-cash share-based compensation	2.7	0.8
(Gain) loss on disposal of property, plant and equipment	(0.9)	6.2
Other	(6.2)	(2.6)
Changes in assets and liabilities:
Accounts receivable	(105.7)	(116.1)
Inventories	(7.0)	3.1
Prepaid and other assets	(39.7)	(15.6)
Payables and accruals	(163.2)	(119.8)
Derivative financial instruments	(5.4)	(5.1)
Other liabilities	(17.3)	(2.8)
Net cash provided by operating activities	112.5	134.0
Cash flows from investing activities:
Additions to property, plant and equipment	(89.9)	(76.3)
Proceeds from sale of assets	6.9	8.0
Net cash used in investing activities	(83.0)	(68.3)
Cash flows from financing activities:
Net contributions and distributions to shareholders	(28.8)	(52.0)
Net contributions and distributions to noncontrolling interests	(0.5)	(4.7)
Net cash used in financing activities	(29.3)	(56.7)
Cash and cash equivalents:
Net increase in cash and cash equivalents	0.2	9.0
Balance of cash and cash equivalents at beginning of year	15.6	9.3
Balance of cash and cash equivalents at end of period	$15.8	$18.3
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

MillerCoors LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies
MillerCoors LLC and subsidiaries (“MillerCoors” or the “Company”) brews, markets and sells the MillerCoors portfolio of brands in the United States ("U.S.") and Puerto Rico. Its major brands include Coors Light, Miller Lite, Keystone, Miller High Life, and Blue Moon. In addition, the Company brews for third parties under contract brewing arrangements and operates one Company-owned distributor.

MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc (“SABMiller”) and Molson Coors Brewing Company (“MCBC”) with Miller Brewing Company (“Miller”) and MC Holding Company LLC (“Coors”) being the direct owners of the Company (collectively, the “Shareholders”). Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and MCBC have agreed that all of their U.S. and Puerto Rican operations will be conducted exclusively through the joint venture. The joint venture commenced on July 1, 2008. MillerCoors' opening balances as of July 1, 2008, were based on contributions of assets and liabilities from the Shareholders recognized on a carryover basis. If the Company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their shareholder capital accounts.
The accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, which are necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"). Such unaudited interim condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.
These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2015, which are included in Exhibit 99 to MCBC's Annual Report on Form 10-K for the year ended December 31, 2015, and have been prepared on a consistent basis with the accounting policies described in Note 1 of the notes to consolidated financial statements. The Company's accounting policies did not change in the first quarter of 2016.
The results of operations for the three months ended March 31, 2016, are not necessarily indicative of the results that may be achieved for the full fiscal year.
Pending Acquisition
On November 11, 2015, MCBC entered into a Purchase Agreement (the "Purchase Agreement") with Anheuser-Busch InBev SA/NV ("ABI") to acquire, contingent upon the closing of the acquisition of SABMiller by ABI pursuant to the transaction announced on November 11, 2015, SABMiller's 50% voting interest and 58% economic interest in MillerCoors and all trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico (the "Acquisition"). Following the closing of the Acquisition, MCBC will own 100% of the outstanding economic and voting interests of MillerCoors.

2. New Accounting Pronouncements
New Accounting Pronouncements Not Yet Adopted
In March 2016, the Financial Accounting Standards Board ("FASB") issued authoritative guidance intended to simplify and improve several aspects of the accounting for share-based payment transactions. The new guidance includes amendments to accounting for the income tax effects of share-based payment transactions, including adjustments to how excess tax benefits and a company's payments for tax withholdings should be classified in the statement of cash flows. This guidance is effective for annual and interim reporting periods beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the potential impact on the financial position and the results of operations and cash flows upon adoption of this guidance.
In February 2016, the FASB issued authoritative guidance intended to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Additionally, this guidance will require disclosures to help investors and other financial statement users to better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. The guidance should be applied under a modified retrospective transition approach for leases existing at the beginning of the earliest comparative period presented in the adoption-period financial statements. Any leases that expire before the initial application date will not require any accounting adjustment. This guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impact on the financial position and results of operations upon adoption of this guidance.
In July 2015, FASB issued authoritative guidance intended to simplify the measurement of inventory. The amendment requires entities to measure in-scope inventory at the lower of cost and net realizable value, and replaces the current requirement to measure in-scope inventory at the lower of cost or market, which considers replacement cost, net realizable value, and net realizable value less an approximate normal profit margin. This guidance is effective for annual reporting periods, and interim periods within those annual periods, beginning after December 15, 2016. The amendment should be applied prospectively with early adoption permitted. The Company is currently evaluating the potential impact on the financial position and results of operations of the Company upon adoption of this guidance, but anticipates that such impact would not be significant.
In May 2014, the FASB issued authoritative guidance related to new accounting requirements for the recognition of revenue from contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for the goods or services. In March 2016, the FASB issued guidance intended to provide interpretive clarifications related to the principal versus agent considerations in the new revenue recognition standard. This guidance clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued further amendments intended to reduce the cost and complexity surrounding identifying performance obligations and to improve the operability and understandability of the licensing implementation guidance. In May 2016, the FASB issued additional amendments which are intended to clarify certain other areas of the guidance as well as provide additional practical expedients. The new standard and related amendments are effective for annual reporting periods beginning after December 15, 2017, and interim periods within those annual periods. Early adoption is permitted for annual reporting periods beginning after December 15, 2016, including interim periods within that annual reporting period. Upon adoption of the new standard, the use of either a full retrospective or cumulative effect transition method is permitted. The Company has not yet selected a transition method and is currently evaluating the potential impact on the financial position and results of operations upon adoption of this guidance.
Other than the items noted above, there have been no new accounting pronouncements not yet effective or adopted in the current year that are expected to have a significant impact, or potential significant impact, to the condensed consolidated financial statements of the Company.

3. Variable Interest Entities
Once an entity is determined to be a variable interest entity (“VIE”), the party with the controlling financial interest, the primary beneficiary, is required to consolidate the entity. The Company has investments in VIEs, of which the Company has determined it is the primary beneficiary based on various characteristics of the arrangements, including the Company's position as the primary recipient of the output of the arrangements. These are RMMC and RMBC (each as defined below). Accordingly, the Company has consolidated these two joint ventures.

Authoritative guidance related to the consolidation of VIEs requires that the Company continually reassess whether the Company is the primary beneficiary of VIEs in which it has an interest. As such, the conclusion regarding the primary beneficiary status is subject to change, and the Company continually evaluates circumstances that could require consolidation or deconsolidation.

Rocky Mountain Metal Container

Rocky Mountain Metal Container (“RMMC”), a Colorado limited liability company, is a joint venture with Ball Corporation (“Ball”) in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, the Company purchases substantially all of the output of RMMC. RMMC manufactures cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is a limited liability company (“LLC”), the tax consequences flow to the joint venture partners.

Rocky Mountain Bottle Company

Rocky Mountain Bottle Company (“RMBC”), a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. (“Owens”) in which the Company holds a 50% interest. The Company has a supply agreement with RMBC under which the Company agrees to purchase output approximating the agreed upon annual plant capacity of RMBC. RMBC manufactures bottles at the Company's facilities, which RMBC is operating under a lease agreement. As RMBC is a LLC, the tax consequences flow to the joint venture partners.

4. Share-Based Payments
The Company recognized non-cash share-based compensation expense for plans where employees of the Company were granted awards while employed by the Shareholders of $2.7 million and $0.8 million for the three months ended March 31, 2016, and March 31, 2015, respectively.

Additionally, as of March 31, 2016, the Company had three significant cash settled share-based compensation plans.

MillerCoors share appreciation rights

The Company issued MillerCoors share appreciation rights ("SARs") to certain employees that were granted with an exercise price equal to the fair value of a share of its internally valued stock on the date of grant and were last issued during the year ended December 31, 2012. The shares are valued using the income and market approaches. The MillerCoors SARs have a term of seven to ten years and vested proportionally over 2½ to 5 years depending on the specific issuance and were all fully vested as of December 31, 2014. The Company values the MillerCoors SARs using the Black-Scholes valuation model. The Company accounts for the awards on a liability basis as the MillerCoors SARs are settled in cash.

Shareholder share appreciation rights

The Company issues Shareholder SARs to certain employees that are granted with an exercise price equal to the fair value of a share of the respective Shareholders’ stock on the date of grant and were first issued during the year ended December 31, 2013. The shares are valued using published market prices. The Shareholder SARs have a term of ten years and vest proportionally over three years. The Company values the Shareholder SARs using the Black-Scholes valuation model. The Company accounts for the awards on a liability basis as the Shareholder SARs are settled in cash.

Performance shares

Performance shares are granted to certain employees and are contingent upon achieving certain performance targets at the end of the performance period. The performance period is generally three years and vesting occurs at the end of the performance period if the performance targets are achieved. The ultimate number of performance shares awarded will be determined at the close of the performance period based on performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the number of performance shares awarded at the fair value of internally valued MillerCoors shares on the vesting date. The Company accounts for the awards on a liability basis as the performance shares are settled in cash.

There was $28.1 million of unrecognized compensation cost related to the unvested performance shares based on the March 31, 2016, target performance assumptions and fair value of internally valued MillerCoors shares as of March 31, 2016.

The following table summarizes components of the cash-based compensation recorded as expense/(income) related to the cash settled share-based compensation plans:

	Three Months Ended
	March 31, 2016	March 31, 2015
	(In millions)
SARs	$0.9	$(0.6)
Performance shares	4.1	2.3
Total	$5.0	$1.7

The fair value of Shareholder SARs granted in 2016 and 2015 was determined on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions:

	Three Months Ended
	March 31, 2016	March 31, 2015
Expected life (in years)	4.0	6.7
Expected volatility	23.47%	24.47%
Dividend yield	1.75%	1.70%
Risk-free interest rate	1.52%	1.49%
Weighted average fair value (per share)	$14.22	$13.20

The risk-free interest rate utilized is based on benchmark yields with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility over a period consistent with the expected life. The dividend yield is based on the average historic dividend yield for the Shareholders’ shares. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of the Shareholders.

SARs outstanding as of March 31, 2016 and the changes during the year are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
As of December 31, 2015	1,948,452	$10.74	5.2	$8.3
Granted	—
Exercised	(247,950)	10.64
Forfeited	—
As of March 31, 2016	1,700,502	$10.76	5.0	$7.8

Shareholder SARs
As of December 31, 2015	568,561	$49.99	8.0	$15.0
Granted	75,287	84.14
Exercised	(104,134)	45.70
Forfeited	(3,931)	45.84
As of March 31, 2016	535,783	$54.89	8.0	$14.4

SARs exercisable and unvested are presented below:

	SARs	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
		(Per share)	(Years)	(In millions)
MillerCoors SARs
SARs exercisable
March 31, 2016	1,700,502	$10.76	5.0	$7.8
December 31, 2015	1,948,452	$10.74	5.2	$8.3

Shareholder SARs
SARs exercisable
March 31, 2016	312,583	$47.78	7.5	$10.1
December 31, 2015	261,963	$46.45	7.5	$7.5
SARs unvested
March 31, 2016	223,200	$64.84	8.9	$4.3
December 31, 2015	306,598	$53.02	8.3	$7.5

Total compensation cost related to unvested SARs not yet recognized was $2.7 million as of March 31, 2016. This compensation expense is expected to be recognized over a weighted average period of approximately 2.2 years.

5. Special Items
The Company has incurred charges that either it does not believe to be indicative of its core operations, or believes are significant to its current operating results warranting separate classification. As such, the Company has separately classified these charges as special items within the unaudited condensed consolidated statement of operations. The table below summarizes special items:

	Three Months Ended
	March 31, 2016	March 31, 2015
	(In millions)
Accelerated depreciation and asset write-offs	$35.9	$—
Other restructuring charges	1.0	—
Total	$36.9	$—
During 2015, the Company announced the planned closure of the Eden Brewery in North Carolina. Total special charges for the three months ended March 31, 2016, related to the planned Eden closure were $36.9 million, including three months of accelerated depreciation on Eden fixed assets of $35.9 million.

The Company expects to recognize additional net special charges related to the planned closure of the Eden Brewery through the planned closure date in September 2016. The total net special charges associated with the planned Eden closure are expected to be approximately $150 million to $200 million, of which $104.6 million has been incurred through March 31, 2016, consisting primarily of accelerated depreciation and asset write-offs. However, this estimated range contains significant uncertainty and actual results could differ materially from these estimates due to uncertainty regarding the ultimate net cost associated with the disposition of assets, restructuring charges, contract termination costs, and other costs associated with the planned closure.

There were no expenses for the three months ended March 31, 2015, classified as special items.

The following table summarizes accrual activity related to the planned brewery closure described above, a 2013 restructuring, and unpaid contract termination costs related to the joint venture formation, which are included in other current liabilities and other liabilities on the unaudited condensed consolidated balance sheets:

	Severance costs	Contract termination costs	Total costs
	(In millions)
Total at December 31, 2015	$3.8	$0.2	$4.0
Charges incurred	—	—	—
Payments made	—	—	—
Total at March 31, 2016	$3.8	$0.2	$4.0

	Severance costs	Contract termination costs	Total costs
	(In millions)
Total at December 31, 2014	$2.4	$0.3	$2.7
Charges incurred	—	—	—
Payments made	(0.1)	—	(0.1)
Total at March 31, 2015	$2.3	$0.3	$2.6

6. Income Tax
The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes.  Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

These unaudited condensed consolidated financial statements include an income tax provision related to state taxes as the Company is subject to income taxes in certain states or jurisdictions.

7. Inventories
Inventories, net of reserves, consist of the following:

	As of
	March 31, 2016	December 31, 2015
	(In millions)
Raw materials	$280.1	$294.9
Work in process	72.1	70.8
Finished goods	98.6	79.7
Spare parts	47.3	47.3
Other inventories	16.0	14.4
Total gross inventories	$514.1	$507.1
Inventory reserves	(19.2)	(19.2)
Total inventories, net	$494.9	$487.9

8. Goodwill and Intangible Assets
As of March 31, 2016, and December 31, 2015, the carrying value of goodwill resulted primarily from the Shareholders’ transactions prior to the formation of the joint venture. The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required annual goodwill impairment testing as of November 30, 2015. As of the latest impairment testing date, the fair value, as determined by a combination of discounted cash flow analyses and evaluations of fair values derived from earnings multiples of comparable public companies, was in excess of the carrying value. As such, there was no impairment.
The following tables present details of the Company’s finite lived intangible assets:

	As of March 31, 2016
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,157.0	$(485.1)	$1,671.9
Distribution network	29	85.0	(39.4)	45.6
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(18.5)	3.5
Distribution rights	15-29	96.6	(30.4)	66.2
Other	15-39	13.7	(9.0)	4.7
Total		$2,409.3	$(617.4)	$1,791.9

	As of December 31, 2015
	Useful life	Cost	Accumulated amortization	Net
	(Years)	(In millions)
Intangible assets subject to amortization:
Brands	8-40	$2,157.0	$(469.7)	$1,687.3
Distribution network	29	85.0	(38.7)	46.3
Contract brewing	8	35.0	(35.0)	—
Patents	16	22.0	(18.2)	3.8
Distribution rights	15-29	97.9	(29.6)	68.3
Other	15-39	13.7	(8.9)	4.8
Total		$2,410.6	$(600.1)	$1,810.5
As of March 31, 2016, the estimated future amortization expense of intangible assets is as follows:

Fiscal year	Amount
(In millions)
2016 - remaining	$52.5
2017	70.0
2018	69.6
2019	68.5
2020	68.5
Amortization expense of intangible assets was $17.7 million and $16.1 million for the three months ended March 31, 2016, and March 31, 2015, respectively.

9. Accumulated Other Comprehensive Income (Loss) ("AOCI")
Changes in the components of AOCI are as follows:

	Gain (loss) on derivative instruments	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income (loss)
	(In millions)
As of December 31, 2015	$(122.3)	$(1,103.4)	$(1,225.7)
Unrealized loss on derivative instruments	(3.4)	—	(3.4)
Reclassification of derivative losses to income	15.3	—	15.3
Amortization of net prior service credits and net actuarial losses to income	—	9.5	9.5
Net current-period other comprehensive (loss) income	11.9	9.5	21.4
As of March 31, 2016	$(110.4)	$(1,093.9)	$(1,204.3)

Reclassifications from AOCI to income:

	Three Months Ended
	March 31, 2016	March 31, 2015
	Reclassifications from AOCI		Location of gain (loss) recognized in income
	(In millions)
Gain (loss) on cash flow hedges:
Commodity derivatives	$(15.3)	$(6.4)	Cost of goods sold
Net income (loss) reclassified	$(15.3)	$(6.4)

Amortization of defined benefit pension and other postretirement benefit plan items:
Prior service benefit (cost)	$1.9	$1.3	(1)
Net actuarial gain (loss)	(11.4)	(13.3)	(1)
Net income (loss) reclassified	$(9.5)	$(12.0)

Total income (loss) reclassified	$(24.8)	$(18.4)

(1)
These components of AOCI are included in the computation of net periodic pension and other postretirement benefit cost recognized in cost of goods sold and marketing, general and administrative expenses. See Note 12, "Pension and Other Postretirement Benefits," for additional details.

Only state tax would be applicable to certain AOCI activity presented in the above table, and thus the tax impact has been deemed immaterial. See Note 6, "Income Tax," for further information.

10. Fair Value Measurements
Derivative assets and liabilities are financial instruments measured at fair value on a recurring basis. Certain assets and liabilities are subject to review for impairment and are subject to fair value measurement on a non-recurring basis. The guidance on fair value measurements and disclosures has been applied to these balances accordingly.

The authoritative guidance for fair value establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost approach). The Company utilizes a combination of market and income approaches to value derivative instruments. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels of the hierarchy are as follows:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

The tables below summarize the Company's derivative assets and liabilities that were measured at fair value as of March 31, 2016, and December 31, 2015.

	Fair value measurements as of March 31, 2016
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative assets	$0.4	$—	$0.4	$—
Commodity derivative liabilities	(128.1)	—	(128.1)	—
Foreign exchange derivative assets	0.2	—	0.2	—
Total	$(127.5)	$—	$(127.5)	$—

	Fair value measurements as of December 31, 2015
	Total	Level 1	Level 2	Level 3
	(In millions)
Commodity derivative assets	$0.5	$—	$0.5	$—
Commodity derivative liabilities	(144.8)	—	(144.8)	—
Foreign exchange derivative liabilities	(0.5)	—	(0.5)	—
Total	$(144.8)	$—	$(144.8)	$—

The Company recognizes the transfer of derivative instruments between the levels in the fair value hierarchy at the end of the reporting period. As of March 31, 2016, there were no transfers between Level 1 and Level 2. New derivative contracts transacted during the three months ended March 31, 2016, were all included in Level 2. The Company had no outstanding derivatives classified as Level 3 as of March 31, 2016, and December 31, 2015.

The Company endeavors to utilize the best available information in measuring fair value. The derivative assets and liabilities are valued using the listed markets if market data for identical contracts exist or a combination of listed markets and published prices if market data for similar contracts exist. As such, these derivative instruments are classified within Level 2. The Company manages credit risk of its derivative instruments on the basis of its net exposure with each counterparty and has elected to measure the fair value in the same manner.

With the exception of barley supply contracts, the Company holds master netting arrangements with all counterparties, entitling it to the right of offset and net settlement for all contracts. See Note 11, “Hedging Transactions and Derivative Financial Instruments," for additional information. The following tables present information about the Company’s gross derivative assets and liabilities as well as related offsetting to arrive at the net amount presented on the unaudited condensed consolidated balance sheets:

	Offsetting of derivative assets as of March 31, 2016
	Gross amounts of recognized assets	Gross amounts offset	Net amount of assets presented
	(In millions)
Description
Derivatives	$0.7	$(0.1)	$0.6
Total	$0.7	$(0.1)	$0.6

	Offsetting of derivative liabilities as of March 31, 2016
	Gross amounts of recognized liabilities	Gross amounts offset	Net amount of liabilities presented
	(In millions)
Description
Derivatives	$132.8	$(4.7)	$128.1
Total	$132.8	$(4.7)	$128.1

	Offsetting of derivative assets as of December 31, 2015
	Gross amounts of recognized assets	Gross amounts offset	Net amount of assets presented
	(In millions)
Description
Derivatives	$0.5	$—	$0.5
Total	$0.5	$—	$0.5

	Offsetting of derivative liabilities as of December 31, 2015
	Gross amounts of recognized liabilities	Gross amounts offset	Net amount of liabilities presented
	(In millions)
Description
Derivatives	$148.9	$(3.6)	$145.3
Total	$148.9	$(3.6)	$145.3

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities approximate fair value as recorded due to the short-term maturity of these instruments.

11. Hedging Transactions and Derivative Financial Instruments
Overview and Risk Management Policies

In the normal course of business, the Company is exposed to fluctuations in commodity prices and foreign exchange rates. These exposures relate to the acquisition of brewing materials, packaging materials, transportation surcharges, and imported products. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

The Company’s objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by fluctuations in the commodity markets. To achieve this objective, the Company enters into futures contracts, swaps, options, and purchased option collars. In general, maturity dates of the contracts coincide with market purchases of the commodity. The Company may also embed option features within its barley supply contracts that require bifurcation. These embedded options are accounted for at fair value on the unaudited condensed consolidated balance sheets. The Company may simultaneously enter into offsetting option contracts with financial counterparties that mirror the terms of the option feature in the supply contracts. As of March 31, 2016, and December 31, 2015, the Company had financial commodity swaps and options in place to hedge certain future expected purchases of aluminum can sheet, aluminum cans, natural gas, electricity, diesel fuel surcharge, and barley. These contracts are either marked-to-market, with changes in fair value recognized in cost of goods sold, or have been designated as cash flow hedges of forecasted purchases with the effective portion recognized in other comprehensive income (loss).

In order to manage exposure to fluctuations in foreign currency and to reduce the volatility in cash flows and earnings caused by fluctuations in foreign exchange rates, the Company enters into forward contracts. The Company’s exposure to foreign exchange rates exists primarily with the Euro and the Czech Koruna. Maturity dates of the contracts generally coincide with the settlement of the forecasted transactions and these contracts are marked-to-market, with changes in fair value recognized in cost of goods sold.

As of March 31, 2016, the maturities of the Company’s derivative instruments ranged from one month to five years. The following are notional transaction values for the Company’s outstanding derivatives, summarized by instrument type:

	Notional value
	As of
	March 31, 2016	December 31, 2015
	(In millions)
Instrument Type:
Swaps	$849.5	$876.9
Forwards	11.1	12.3
Options (1)	64.3	93.2
Total	$924.9	$982.4

(1)	Comprised of both buy and sell positions, shown in terms of absolute value.

The Company also enters into physical hedging agreements directly with its suppliers as a part of its risk management strategy. The Company has concluded that some of these contracts are derivatives and has elected the “Normal Purchase Normal Sales” exemption. As a result, these contracts do not need to be recorded on the unaudited condensed consolidated balance sheets. For contracts which the Company elected the “Normal Purchase Normal Sales” scope exception, it appropriately documented the basis of its conclusion. The Company also considers whether any provisions in its contracts represent “embedded” derivative instruments, as defined in the accounting standards, and applies the appropriate accounting.

Counterparty Risk and Collateral

Counterparty default risk is considered low because the types of derivatives that the Company enters into are either over-the-counter instruments transacted with highly rated financial institutions or highly liquid exchange-traded instruments with frequent margin posting requirements. Additionally, bilateral collateral posting arrangements are in place with the Company’s counterparties, including some suppliers, which require posting of collateral if the fair values of its positions exceed certain thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to the Company’s counterparties or the Company exceeds a certain amount, which varies by counterparty.

The Company has elected to present its cash collateral utilizing a gross presentation, in which cash collateral amounts held or provided are not netted against the fair value of outstanding derivative instruments. The Company has no posted collateral as of March 31, 2016, and December 31, 2015.

Hedge Accounting Policies and Presentation

The majority of all derivatives entered into by the Company qualify for and are designated as cash flow hedges.

All derivatives are recognized on the unaudited condensed consolidated balance sheets at their fair value. See discussion regarding fair value measurements in Note 10, “Fair Value Measurements.” The effective portion of changes in the fair value of commodity derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion or the excluded component of any hedge are recognized in earnings immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking hedge transactions, as required by the standards. The Company formally assesses, both at hedge inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. When the Company discontinues hedge accounting prospectively, but it continues to be probable that the forecasted transaction will occur, the existing gain or loss on the derivative remains in AOCI and is reclassified into earnings when the original forecasted transaction affects earnings. In a situation where it becomes probable that a hedged forecasted transaction will not occur, any gains and/or losses that have been recorded in AOCI would be immediately reclassified into earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the unaudited condensed consolidated balance sheets until maturity, recognizing future changes in the fair value in earnings.

The Company records realized gains and losses from derivative instruments to the same financial statement line item as the hedged item/forecasted transaction. Changes in unrealized gains and losses for derivatives not designated as a cash flow hedge are recorded directly in earnings each period and are recorded to the same financial statement line item as the associated realized (cash settled) gains and losses. Cash flows from the settlement of derivatives, including both economic hedges and those designated in hedge accounting relationships, appear in the unaudited condensed consolidated statements of cash flows in the same categories as the cash flows of the hedged item.
Results of Period Derivative Activity
The tables below include the location and fair value of derivative instruments on the unaudited condensed consolidated balance sheets as of March 31, 2016, and December 31, 2015, and the impact of derivative instruments and their location in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2016, and March 31, 2015.

Fair Value of Derivative Instruments on the Unaudited Condensed Consolidated Balance Sheet

	Fair value as of
	March 31, 2016		December 31, 2015
	Assets	Liabilities	Assets	Liabilities
	(In millions)
Derivatives designated as hedging instruments:
Current:
Commodity contracts	$—	$(58.7)	$0.5	$(63.3)
Noncurrent:
Commodity contracts	0.1	(52.4)	—	(61.2)
Total derivatives designated as hedging instruments	$0.1	$(111.1)	$0.5	$(124.5)

Derivatives not designated as hedging instruments:
Current:
Commodity contracts	$0.3	$(13.6)	$—	$(15.8)
Foreign exchange contracts	0.2	—	—	(0.5)
Noncurrent:
Commodity contracts	—	(3.4)	—	(4.5)
Total derivatives not designated as hedging instruments	$0.5	$(17.0)	$—	$(20.8)
Total derivatives	$0.6	$(128.1)	$0.5	$(145.3)

The Pretax Effect of Derivative Instruments in the Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended March 31, 2016
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(3.4)	Cost of goods sold	$(15.3)	Cost of goods sold	$—
Total	$(3.4)		$(15.3)		$—

	Three Months Ended March 31, 2015
	Net gain (loss) recognized in OCI on derivative (Effective portion)	Net gain (loss) reclassified from AOCI into income (Effective portion)		Net gain (loss) recorded in income (Ineffective portion)
	Amount	Location	Amount	Location	Amount
	(In millions)
Derivatives in cash flow hedging relationships:
Commodity contracts	$(23.8)	Cost of goods sold	$(6.4)	Cost of goods sold	$3.9
Total	$(23.8)		$(6.4)		$3.9

		Three Months Ended
		March 31, 2016	March 31, 2015
	Location of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative	Amount of net gain (loss) recognized in income on derivative
		(In millions)
Derivatives not in hedging relationship:
Commodity contracts	Cost of goods sold	$(0.9)	$(3.5)
Foreign exchange contracts	Cost of goods sold	0.5	(1.4)
Total		$(0.4)	$(4.9)

Included in the Company's total net unrealized losses from commodity cash flow hedges as of March 31, 2016, are $58.7 million in unrealized net losses that are expected to be reclassified into earnings within the next twelve months.

12. Pension and Other Postretirement Benefits ("OPEB")

	Three Months Ended
	March 31, 2016			March 31, 2015
	Pension	OPEB	Consolidated	Pension	OPEB	Consolidated
	(In millions)
Net periodic pension and OPEB cost:
Service cost - benefits earned during the year	$0.1	$2.9	$3.0	$0.1	$3.9	$4.0
Administrative expenses	2.2	—	2.2	2.7	—	2.7
Interest cost on projected benefit obligation	27.0	7.2	34.2	28.1	7.7	35.8
Expected return on plan assets	(32.9)	—	(32.9)	(35.7)	—	(35.7)
Amortization of prior service cost (benefit)	—	(1.9)	(1.9)	—	(1.3)	(1.3)
Amortization of net actuarial loss (gain)	8.8	2.6	11.4	9.0	4.3	13.3
Net periodic pension and OPEB cost	$5.2	$10.8	$16.0	$4.2	$14.6	$18.8
During the three months ended March 31, 2016, employer contributions to the pension and other postretirement benefit plans were $34.2 million and $9.7 million, respectively. Total 2016 employer contributions to the pension plans are expected to be approximately $90 million to $110 million and to other postretirement benefit plans are expected to be approximately $45 million.
During 2015, the Company amended certain postretirement health plans to discontinue its sponsorship of post-65 medical benefits for certain current and future retirees replacing them with a notional health reimbursement account that retirees can access for the purchase of individual plans offered by insurance companies as well as other related medical expenses. These changes are recognized in other comprehensive loss for the three months ended March 31, 2015.

13. Transactions with Affiliates
Transactions with affiliates include service agreement arrangements, the purchase and sale of beer and other charges for goods and services incurred on behalf of related parties.

The Company participates in four service arrangements that began on July 1, 2008. These agreements are with Miller and MCBC, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller, this also includes Miller Brewing International and other subsidiaries of Miller. Services supplied to MCBC also include services to Coors Brewing Company and other subsidiaries of MCBC. The service agreement charges and other costs to/from Miller and MCBC are as follows:

	Three Months Ended
	March 31, 2016	March 31, 2015
	(In millions)
To Miller	$0.5	$0.5
To MCBC	0.1	0.4
From MCBC	0.7	0.6

Outside of the service agreement, affiliate transactions relate mainly to beer sales and purchases. The following summarizes sales/purchases of beer, hops, and other transactions to/from affiliates:

	Three Months Ended
	March 31, 2016	March 31, 2015
	(In millions)
Sales of beer to Miller Brewing International	$17.5	$19.8
Sales of beer to MCBC	9.9	9.1
Purchases of beer from MCBC	2.0	2.8
Purchases of beer from SABMiller	7.9	8.4
Royalties to SABMiller	3.7	3.3
Sales of hops to SABMiller	1.0	0.9

The Company leases water rights in Colorado for use at the Golden, Colorado brewery from a MCBC subsidiary at no cost.

Costs recorded for services provided to RMMC from Ball were $0.6 million and $0.7 million for the three months ended March 31, 2016, and March 31, 2015, respectively.

Costs recorded for services provided to RMBC from Owens were $0.3 million and $0.4 million for the three months ended March 31, 2016, and March 31, 2015, respectively.

Amounts due from affiliates are as follows:

	As of
	March 31, 2016	December 31, 2015
	(In millions)
SABMiller and subsidiaries	$10.4	$18.2
MCBC and subsidiaries	9.6	9.2
Total	$20.0	$27.4

Amounts due from SABMiller and subsidiaries represent open receivables under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services. Amounts due from MCBC and subsidiaries relate to costs associated with export beer production, the service agreement and other charges for goods and services.

Amounts due to affiliates are as follows:

	As of
	March 31, 2016	December 31, 2015
	(In millions)
SABMiller and subsidiaries	$7.8	$6.0
MCBC and subsidiaries	1.3	1.6
Total	$9.1	$7.6

Amounts due to MCBC and subsidiaries relate mainly to the purchase of beer and charges for services provided under the service agreement. Amounts due to SABMiller and subsidiaries include amounts owed for purchases of beer and charges for goods and services.

14. Commitments and Contingencies
The Company leases certain facilities and equipment under non-cancelable agreements pertaining to property, plant, and equipment accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years.

Supply Contracts

The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the brewing and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material.

Advertising and Promotions

The Company has entered into various long-term non-cancelable commitments pertaining to advertising, marketing services and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one year to several years.

Environmental

Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of March 31, 2016.

Letters of Credit

The Company had approximately $17 million outstanding in letters of credit, of which approximately $12 million supports insurance arrangements, as of March 31, 2016. These letters of credit expire at various times throughout 2016 and contain a clause which will automatically renew them for an additional year if no cancellation notice is submitted. The remaining approximate $5 million supports a tax increment financing agreement associated with the Company's Chicago headquarters. This letter of credit increases each December by approximately $1 million through 2016 and may be extended annually thereafter, with a final expiration of December 9, 2021.

Litigation and Other Disputes

The Company is involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of March 31, 2016.

15. Subsequent Events
The Company has evaluated subsequent events through the date that the unaudited condensed consolidated financial statements were issued, May 12, 2016, and has determined that there were no events to report.